Form N-SAR,
Sub-Item 77I
Terms of new or amended securities


Nuveen Premium Income Municipal Fund 2, Inc.
33-46940, 811-06621



The preferred class of the registrants securities have been materially modified, as stated in the Amendment and Restatement of
Statement Establishing and Fixing the Rights and Preferences of Municipal Auction Rate Cumulative Preferred Shares dated
October 12, 2009, containing a description of the Funds preferred securities.

A copy of such Statement is attached
in this Funds N-SAR-A filing under Sub-Item 77Q1(a).